                                                                    Exhibit 99.1


MEDIA AND ANALYST CONTACT                         INVESTOR CONTACT
Steven Silvers at ClarusPR                        Sarah Harman at AppliedTheory
303-296-0343 ext. 230                             315-453-2912 ext. 5387
stevensilvers@claruspr.com                        sharman@appliedtheory.com

APPLIEDTHEORY RECEIVES NOTIFICATION OF DELISTING FROM NASDAQ STOCK MARKET



- Securities will be removed from Nasdaq Stock Market on April 26, 2002

- Assures customers that operations and service will continue without interruption

- Nasdaq determination follows AppliedTheory April 17, 2002 filing for reorganization through voluntary Chapter 11


NEW YORK (APRIL 26, 2002) - AppliedTheory Corporation (NASDAQ:ATHYQ), an Internet services and managed Web hosting partner to hundreds of large enterprise corporations and government agencies, announced today that it has received a Nasdaq staff determination indicating that the company's securities will be delisted from the Nasdaq Stock Market at the opening of business on April 26, 2002.

The determination by Nasdaq follows AppliedTheory's announcement on April 17, 2002 that it has filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As part of the filing, AppliedTheory announced that is has entered into separate agreements with FASTNET Corporation (Nasdaq:FSST) to purchase the company's network business, and with ClearBlue Technologies, Inc. to purchase AppliedTheory's managed hosting services business. Both contracts are subject to confirmation and auction processes in the Chapter 11 proceeding.

AppliedTheory CEO Danny E. Stroud repeated assurances to customers that the company remains operationally strong and committed to providing consistent, world-class customer service. AppliedTheory maintains a significantly strong leadership position in the managed hosting services and related applications development industry with large enterprise customers including federal and state government agencies, large corporations, health care organizations and education institutions.

"We have made the decision to not appeal Nasdaq's determination in keeping with our priority focus on maintaining customer satisfaction and loyalty so we may successfully complete the reorganization of our capital structure as quickly as possible," Stroud said.

If the company's shares do not continue to be listed on the Nasdaq National Market, trading, if any, might be conducted in the over-the-counter market in the so-called "pink sheets" or on the OTC Bulletin Board, which was established for securities that do not meet the Nasdaq Stock Market listing requirements. The company does not know if or when it will make any such determinations regarding disposition of its trading stock.

ABOUT APPLIEDTHEORY CORPORATION

Industry pioneer AppliedTheory combines its unparalleled knowledge base with the ability to build, integrate and manage Internet business solutions in an increasingly complex online economy. AppliedTheory's proactive responsiveness to changing business requirements has earned the company a 95 percent retention rate. The company offers a comprehensive and fully integrated suite of managed hosting, connectivity and security services, providing one of the industry's most reliable single sources for large enterprise Internet needs. For additional information about the company, visit www.appliedtheory.com.

Statements contained in this press release that are not historical facts may be deemed to be forward-looking statements, which are subject to risks and uncertainties, including those discussed in AppliedTheory's filings with the Securities and Exchange Commission.

                                      # # #